News Release

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
EVP & Director of Shareholder
& Public Relations
973-305-4005
Valley National Bancorp Announces the Executive Promotions of
Ira Robbins and Rudy Schupp

WAYNE, N.J. – Thursday, January 5, 2017 – Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, is pleased to announce organizational leadership changes in conjunction with the Bank’s long term succession plan. In executing this strategy, we are delighted to announce the promotions of Ira Robbins to President of Valley National Bank and Rudy Schupp as President of Valley National Bancorp and Chief Banking Officer of Valley National Bank.

Chairman and CEO Gerald Lipkin commented that “Mr. Robbins will work closely with the management team and the Board, while overseeing many business units of the bank including the consumer bank, credit division, information technology, bank operations and all financial areas. We are confident of Ira’s capacity to oversee these critical areas of our bank, and direct the execution of Valley’s strategic initiatives. Over the past several years Ira has been a trusted leader and instrumental member of the executive management team. He has added tremendous value to the Bank.

Mr. Schupp will also be responsible to work with the management team and Board in overseeing opportunities related to growth, strategy and shareholder relations for our bank holding company. As Chief Banking Officer of Valley National Bank, he will be responsible for commercial, mortgage and retail lending, as well as trust and wealth management. Rudy is a talented leader and has broad knowledge of the Banking industry. He has operated and spearheaded the successful growth of our Florida franchise and is immensely qualified to deliver on Valley’s mission and strategic vision. Rudy has been a key member of Valley’s senior management team since we acquired 1st United Bank in 2014, where he served as 1st United’s CEO.”

Lipkin added “with the promotions of Ira Robbins and Rudy Schupp we are emphasizing our commitment to Valley’s efficiency and growth initiatives. I am confident that with their strong banking experience and leadership capabilities they will continue Valley’s long history of successful results and I look forward to working closely with both of them.”

About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $22 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 209 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
# # #

1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 fax: 973-696-2044 www.valleynationalbank.com